Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153407 on Form S-8 for the 2008 Equity Incentive Plan of drugstore.com, inc. of our report dated May 5, 2010, with respect to the consolidated financial statements of Salu Inc., dba Skinstore.com. as of December 31, 2008, and for the year ended December 31, 2008, included in the Current Report on Form S-8 filed by drugstore.com dated June 21, 2010.

Sacramento, CA

June 21, 2010

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